As filed with the Securities and Exchange Commission on September 25, 2007

Registration No. 333-144323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Energy Partners, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	1311	72-1409562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(504) 569-1875

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrants

John H. Peper

Executive Vice President,

General Counsel and Corporate Secretary

Energy Partners, Ltd.

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(504) 569-1875

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

John Schuster, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

(212) 701-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
9.75% Senior Notes due 2014	$300,000,000	100%	$300,000,000	$9,210
Guarantees of 9.75% Senior Notes due 2014(3)	(4)	(4)	(4)	— (4)
Senior Floating Rate Notes due 2013	$150,000,000	100%	$150,000,000	$4,605
Guarantees of Senior Floating Rate Notes due 2013(3)	(4)	(4)	(4)	— (4)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). No separate fees are payable for this amendment.
(2)	In accordance with Rule 457(p) under the Securities Act, $13,815 of the filing fee is offset against filing fee of $59,235 previously paid by Energy Partners, Ltd., in connection with its registration statement on Form S-4 filed July 21, 2006, File No. 333-135965.
(3)	The guarantors are wholly owned subsidiaries of Energy Partners, Ltd. and have guaranteed the notes being registered. See inside facing page for additional registrant guarantors.
(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Delaware EPL of Texas, LLC	Delaware	1311	None
EPL of Louisiana, L.L.C.	Louisiana	1311	None
EPL Pioneer Houston, Inc.	Texas	1311	75-2129749
EPL Pipeline, L.L.C.	Delaware	1311	72-1471048

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2007

PROSPECTUS

$450,000,000

Energy Partners, Ltd.

Exchange Offer for All Outstanding

9.75% Senior Notes due 2014

Senior Floating Rate Notes due 2013

of Energy Partners, Ltd.

The Exchange Notes

•

The terms of the exchange notes we are issuing will be substantially identical to the outstanding notes that we issued on April 23, 2007, except for the elimination of some transfer restrictions, registration rights and additional interest payments relating to the outstanding notes.

•

Maturity: The senior fixed rate notes will mature on April 15, 2014, which we refer to as the Fixed Rate Notes, and the senior floating rate notes will mature on April 15, 2013, which we refer to as the Floating Rate Notes. We refer to the Fixed Rate Notes and the Floating Rate Notes collectively as the Notes.

•

Interest Payments: The Fixed Rate Notes will pay interest semi-annually in cash in arrears on April 15 and October 15 of each year, beginning on October 15, 2007. The Floating Rate Notes will pay interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.125%. We will pay interest on the Floating Rate Notes on January 15, April 15, July 15 and October 15 of each year. The first such payment was made on July 15, 2007.

•	Guarantees: The Notes will be guaranteed on a senior unsecured basis by all of our material subsidiaries.

•

Ranking: The Notes will be our and the guarantors’ senior unsecured obligations and will rank equally with all our and the guarantors’ existing and future senior indebtedness, senior to all of our and the guarantors’ existing and future subordinated indebtedness and junior to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

•	Optional Redemption: The Notes will be redeemable, in whole or in part, prior to their maturity at the redemption prices specified under “Description of the Notes—Optional Redemption of Notes.”

•

Change of Control: If we experience specific kinds of changes of control, we must offer to repurchase all of the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

•	The exchange notes are expected to be eligible for trading in The PortalSM Market (“Portal”), a subsidiary of The Nasdaq Stock Market, Inc.

Material Terms of the Exchange Offer

•	The exchange offer expires at 12:00 midnight, New York City time, on , 2007, unless extended.

•	The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered.

•	Our completion of the exchange offer is subject to customary conditions, which we may waive.

•

Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

For a discussion of factors that you should consider before participating in this exchange offer, see “ Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved of or disapproved of these securities or passed on the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document or in the documents incorporated by reference herein may only be accurate on the date of this document or such incorporated document, as applicable.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this prospectus, the documents incorporated by reference in this prospectus and other written or oral statements made by us or on our behalf are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to the section entitled “Risk Factors” in this prospectus as well as the disclosure contained in our latest annual report on Form 10-K and the other documents incorporated by reference herein. Although we believe that the assumptions on which any forward-looking statements in this prospectus and periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows EPL to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that EPL can disclose important information to you by referring to another document filed separately with the SEC. The EPL information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. We incorporate by

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reference the documents listed below and all documents EPL subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K).

This document incorporates by reference the documents set forth below:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed March 1, 2007, as amended April 30, 2007;

2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 filed May 3, 2007 and for the quarter ended June 30, 2007 filed August 8, 2007;

3. Current Reports on Form 8-K filed on March 12, March 14, March 26, March 27, April 6, April 18, April 26, April 30, May 9, June 5, June 8, June 18, August 6, August 8 and August 21, 2007.

4. The description of EPL common stock contained in EPL’s registration statement on Form S-3 filed on March 14, 2003, as amended by EPL’s amended and restated bylaws filed as Exhibit 3.1 to the current report on Form 8-K filed on April 3, 2003.

You can obtain any of the EPL documents listed above from EPL or the SEC. Documents listed above are available from EPL without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by requesting them upon written or oral request from us at the following address:

Energy Partners, Ltd.

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

Attention: Corporate Secretary

Telephone: (504) 569-1875

If you would like to request documents from EPL, please do so by October [    ], 2007 to receive timely delivery of the documents before the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

EPL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information EPL files at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov and by EPL at www.eplweb.com

EPL filed a registration statement on Form S-4 to register with the SEC the exchange of the Notes. This document is part of that registration statement and constitutes a prospectus of EPL. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

If you are a stockholder of EPL, you can obtain copies of our annual and quarterly reports from us or the SEC. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports of EPL by requesting them in writing from EPL at the following address:

Energy Partners, Ltd.

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

Attention: Corporate Secretary

Telephone: (504) 569-1875

This document is dated September 25, 2007. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to the holders of outstanding notes nor the issuance of exchange notes shall create any implication to the contrary.

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SUMMARY

You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and the financial statements and related notes and other information included or incorporated by reference in this prospectus. In this prospectus, when we use the terms “Energy Partners,” the “Company,” “we,” “our” or “us,” we mean Energy Partners, Ltd. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context requires otherwise. Throughout this prospectus, we use the term “outstanding notes” to refer to our currently outstanding 9.75% Senior Notes due 2014 and Senior Floating Rate Notes due 2013 for which the exchange notes are being offered for exchange. Unless otherwise stated or the context otherwise requires, references to “senior notes” refer to the outstanding notes and the exchange notes, collectively.

About Energy Partners, Ltd.

We are an independent oil and natural gas exploration and production company focused on the Gulf of Mexico Shelf, the deepwater Gulf of Mexico as well as the Gulf Coast onshore region (the “Gulf of Mexico Region”). We concentrate on the Gulf of Mexico Region because it provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that this region offers a balanced and expansive array of existing and prospective exploration, exploitation and development opportunities in both established productive horizons and deeper geologic formations. In addition, we believe the Gulf of Mexico Region remains a critical basin of supply in the United States. As of December 31, 2006, we had estimated proved reserves of approximately 170.1 Bcf of natural gas and 29.9 Mmbbls of oil, or an aggregate of approximately 58.3 Mmboe, with a standardized measure of discounted future net cash flows of $893.5 million.

Since our incorporation in January 1998, we have assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience. We have grown through a combination of exploration, exploitation and development drilling and multi-year, multi-well drill-to-earn programs, as well as strategic acquisitions of oil and natural gas fields, in the Gulf of Mexico Shelf, deepwater and Gulf Coast Region. As we have grown, we have strengthened our management team, expanded our property base, reduced our geographic concentration, and moved to a more balanced oil and natural gas reserve profile. We have also expanded our technical knowledge base through the addition of highly experienced personnel and additional geophysical and geological data.

Recent Developments

On March 12, 2007, we announced that our Board of Directors had concluded its strategic alternatives process. As a result of this process, our Board of Directors, with advice from our financial advisors and management, determined to continue with the execution of our strategic plan, augmented by a self-tender offer for 8,700,000 shares of our common stock for $23.00 per share (the “Equity Self-Tender Offer”), the refinancing of our existing revolving credit facility and the refinancing of our 8.75% Senior Notes due 2010 through a debt tender offer (the “Debt Tender Offer”). We issued the outstanding notes to provide part of the financing for these transactions, which closed on April 23, 2007. In addition, our Board of Directors approved the divestment of selected properties to reduce debt under our new revolving credit facility following the completion of the Equity Self-Tender Offer. The properties offered for sale are non-strategic assets in South Louisiana and the Gulf of Mexico Shelf that, as of December 31, 2006, had proved reserves of approximately 7.0 Mmboe and net production in mid-March 2007 of approximately 4,000 Boe/day. On June 12, 2007 we completed the sale of substantially all of our onshore South Louisiana assets for $72.0 million in cash. After giving effect to closing adjustments through June 30, 2007, the net cash proceeds received totaled approximately $67.5 million. We used the proceeds to pay down a portion of our revolving credit facility. As of the closing date of June 12, 2007, the estimated proved reserves were approximately 1.9 million barrels of oil equivalent. We are repackaging the remaining non-strategic offshore assets proposed to be sold and are talking with interested parties, and give no assurance as to the value we may receive or the timing of any such sale or sales of the assets being so marketed. See “Summary Unaudited Pro Forma Information.”

In June 2007 we met with representatives of the U.S. Attorney for the Eastern District of Louisiana in New Orleans, the U.S. Environmental Protection Agency and the U.S. Coast Guard and were informed that they are conducting an investigation into possible criminal violations arising out of on-site inspections in our East Bay field in November 2005 and February 2006. We intend to cooperate fully with the government’s investigation and operations in the field remain unaffected by the investigation. We do not expect the outcome to have a material adverse effect on our financial position, results of operations or liquidity.

Corporate and Stockholder Information

We are a publicly traded company with our common stock listed on the NYSE under the symbol “EPL.”

Our principal executive offices are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Our telephone number is (504) 569-1875. We also maintain a web site at www.eplweb.com which contains information about us. Our web site and the information contained in it and connected to it will not be deemed incorporated by reference into this prospectus.

Summary of the Terms of the Exchange Offer

On April 23, 2007, Energy Partners Ltd. completed the private offering of the outstanding notes. In this prospectus, the term “outstanding notes” refers to the 9.75% Senior Notes due 2014 and the Senior Floating Rate Notes due 2013, all issued in the private offering. The term “exchange notes” refers to 9.75% Senior Notes due 2014 and the Senior Floating Rate Notes due 2013, all as registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following is a brief summary of the material terms of this exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

The Exchange Offer	Energy Partners is offering to exchange up to:

•

$300 million in aggregate principal amount of our 9.75% Senior Notes due 2014 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 9.75% Senior Notes due 2014.

•

$150 million in aggregate principal amount of our Senior Floating Rate Notes due 2013 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered Senior Floating Rate Notes due 2013.

The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. We issued the outstanding notes under an indenture which grants you a number of rights. The exchange notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the outstanding notes. See “Description of Exchange Notes.”

You may only exchange outstanding notes in denominations of $2,000 and any integral multiples of $1,000.

Accrued Interest on the Exchange Notes

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was April 23, 2007. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the outstanding notes.

No Minimum Condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of outstanding notes.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on October [ ], 2007 unless we decide to extend the exchange offer.

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of the conditions occurs. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you are a holder of outstanding notes who wishes to accept the exchange offer, you must:

•

complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address provided in the section “The Exchange Offer—Exchange Agent”; or

•

arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

Resale Without Further Registration

We believe that you may resell or otherwise transfer the exchange notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you are not a broker-dealer and you meet the following conditions:

•	you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act;

•	you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business; and

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

By signing the letter of transmittal and tendering your outstanding notes or making arrangements with The Depository Trust Company as described above, you will be making representations to this effect. You may incur liability under the Securities Act if:

•	any of the representations listed above are not true; and

•

you transfer any exchange note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We do not assume, or indemnify you against, liability under these circumstances, which means that we will not protect you from any loss you incur as a result of this liability.

Restrictions on Resale by Broker-Dealers

Each broker-dealer that has received exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus in connection with any resale for a period of 180 days after the end of the exchange offer.

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in the section “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

We will accept for exchange all outstanding notes which are properly tendered in the exchange offer prior to 12:00 midnight, New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for our expenses incident to the exchange offer.

Federal Income Tax	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations.”

Effect on Holders of Outstanding Notes

As a result of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement dated as of April 23, 2007 by and among Energy Partners, Ltd., each subsidiary guarantor and each of the initial purchasers named in the agreement and accordingly, there will be no increase in the interest rate on the outstanding notes. If you do not tender your outstanding notes in the exchange offer:

•

you will continue to hold the outstanding notes and will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

•

you generally will not have any further registration or exchange rights and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the trading market for untendered outstanding notes could be adversely affected.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

The Exchange Notes

Issuer	Energy Partners, Ltd.

Exchange Notes Offered	Up to $300,000,000 aggregate principal amount of 9.75% Senior Notes due 2014 and $150,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions and will not bear legends restricting their transfer;

•	the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause to be effective a registration statement;

•	the exchange notes will be represented by one or more global notes in book-entry form; and

•	the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.

Maturity Date	The Fixed Rate Notes will mature on April 15, 2014 and the Floating Rate Notes will mature on April 15, 2013.

Interest

The Fixed Rate Notes will bear interest at a rate of 9.75% per annum, accruing from April 23, 2007, the issue date of the Notes. The Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.125%.

Interest on the Fixed Rate Notes will be payable on April 15 and October 15 of each year, beginning on October 15, 2007. Interest on the Floating Rate Notes will be payable on January 15, April 15, July 15 and October 15 of each year. The first such payment was made on July 15, 2007.

Optional Redemption

We may redeem the exchange notes, in whole or in part, prior to their maturity at the redemption prices described in this prospectus. See “Description of the Exchange Notes—Optional Redemption.” The exchange notes will not be subject to any sinking fund provision.

Change of Control

If a change of control occurs, subject to certain conditions, we must give holders of the exchange notes an opportunity to sell us the exchange notes at a purchase price of 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Exchange Notes—Change of Control.”

Subsidiary Guarantees

The payment of the principal, premium and interest on the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our material subsidiaries. See “Description of Exchange Notes—Subsidiary Guarantees.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all our and the guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to all our and the guarantors’ existing and future subordinated indebtedness; and

•	be effectively junior in right of payment to all our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of June 30, 2007, secured indebtedness was $20.0 million and we had $180.0 million of borrowing capacity under our new revolving credit facility, all of which would constitute secured indebtedness. Substantially all of our oil and natural gas properties, and the oil and natural gas properties of our subsidiaries, are mortgaged and pledged to secure obligations under the new revolving credit facility, which would be secured indebtedness effectively ranking senior to the exchange notes. See “Description of Exchange Notes—Ranking.”

Restrictive Covenants	The indenture governing the exchange notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional debt or issue certain types of preferred stock;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	transfer or sell assets or shares of stock of our subsidiaries;

•	engage in transactions with our affiliates;

•	create liens on our assets;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in business other than the oil and natural gas business.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Trading	We expect the exchange notes to be eligible for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc. See “Plan of Distribution.”

Other

The exchange notes and any outstanding notes not exchanged for the exchange notes will constitute a single series of senior notes under the indenture and will therefore vote together as a single class for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

RISK FACTORS

You should consider carefully each of the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, in addition to the other information contained or incorporated by reference in this prospectus, before deciding to invest in the exchange notes. Realization of these risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Risks Relating to Our Indebtedness and the Exchange Notes

Our substantial indebtedness and increased interest expense could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

We will have substantial indebtedness. As of June 30, 2007, we had total indebtedness of $474.5 million, of which $20.0 million under our new revolving credit facility was senior secured indebtedness. A significant portion of our indebtedness has a floating rate of interest, which may increase over time.

Our indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to the exchange notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the exchange notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	reduce our ability to withstand a downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

In addition to our current indebtedness, we may be able to incur substantially more debt. This could exacerbate the risks described above.

Together with our subsidiaries, we may be able to incur substantially more debt in the future. Although the indenture governing the exchange notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2007, we had $180.0 million of borrowing capacity available under our new revolving credit facility. To the extent new debt is added to our current levels, the risks described above could substantially increase.

The exchange notes are not secured by our assets nor those of our subsidiary guarantors.

The exchange notes will be our general unsecured obligations and will be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on the exchange notes. Our obligations under our revolving credit facility are secured by substantially all of our assets. As of June 30, 2007, our secured indebtedness was $20.0 million and we had $180.0 million of borrowing capacity under our new revolving credit facility, all of which would be secured indebtedness. Although the indenture will contain limitations on the amount of indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured indebtedness. See “Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the exchange notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended in incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If we experience a change of control, we may be unable to repurchase the exchange notes as required under the indenture.

In the event of a change of control, you will have the right to require us, subject to various conditions, to repurchase the exchange notes. We may not have sufficient financial resources to pay the repurchase price for the exchange notes, or may be prohibited from doing so under our credit facility or other debt agreements. In addition, before we can purchase any exchange notes, we may be required to:

•	repay our bank debt; or

•	obtain a consent from lenders of our revolving credit facility to repurchase the exchange notes.

If a change of control occurs and we are prohibited from repurchasing the exchange notes, our failure to do so would cause us to default under the indenture, which in turn is likely to be a default under our revolving credit facility and any future debt. Any other default under our revolving credit facility or other debt would also likely prohibit our repurchasing the exchange notes.

You cannot be sure that an active trading market will develop for the exchange notes.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the outstanding notes, or any exchange notes that may be issued under this exchange offer on any national securities exchange or seek the admission of the exchange notes or any exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. We have been informed by some of the initial purchasers of the outstanding notes that they intend to make a market in the exchange notes. However, the initial purchasers are not obligated to do so and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the outstanding notes or any exchange notes, and the market price quoted for the outstanding notes or exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the outstanding notes or any exchange notes. If an active market does not develop or is not maintained, the market price and liquidity of the outstanding notes or any exchange notes may be adversely affected.

Risks Relating to Our Company and Our Industry

A significant part of the value of our production and reserves is concentrated in two areas. Because of this concentration, any production problems or inaccuracies in reserve estimates related to these areas could impact our business adversely.

During 2006, 41% of our net daily production came from our Greater Bay Marchand area and approximately 42% of our proved reserves were located in the fields that comprise this area. In addition, 15% of our net daily production came from our East Bay field and approximately 30% of our proved reserves were located on this property. If mechanical problems, storms or other events were to curtail a substantial portion of this production, our cash flow could be affected adversely. If the actual reserves associated with these properties are less than our estimated reserves, our business, financial condition or results of operations could be adversely affected.

Relatively short production life for Gulf of Mexico and Gulf Coast onshore region properties subjects us to higher reserve replacement needs.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. High production rates generally result in recovery of a relatively higher percentage of reserves from properties during the initial few years of production. All of our operations are presently in the Gulf of Mexico and Gulf Coast onshore regions. Production from reservoirs in the Gulf of Mexico region generally declines more rapidly than from reservoirs in many other producing regions of the world. As of December 31, 2006, our independent petroleum engineers estimate, on average, 67% of our total proved reserves will be produced within 5 years. As a result, our reserve replacement needs from new investments are relatively greater than those of producers who recover lower percentages of their reserves over a similar time period, such as producers who have a portion of their reserves outside the Gulf of Mexico Region. We may not be able to develop, exploit, find or acquire additional reserves to sustain our current production levels or to grow. There can be no assurance that we will be able to grow production at rates we have experienced in the past. Our future oil and natural gas reserves and production, and, therefore, our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute, on a timely basis, our exploration and development plans within our budget.

All of our operations are in the Gulf of Mexico and Gulf Coast onshore regions. Shortages and the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development plans, which could have a material adverse effect on our business, financial condition or results of operations. Periodically, as a result of increased drilling activity or a decrease in the supply of equipment, materials and services, we have experienced increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in the Gulf of Mexico and in other offshore areas around the world also decreases the availability of offshore rigs in the Gulf of Mexico. We cannot offer assurance that costs will not increase again or that necessary equipment and services will be available to us at economical prices.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock.

The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our Company include:

•	the board of directors’ ability to issue shares of preferred stock and determine the terms of the preferred stock without approval of common stockholders; and

•	a prohibition on the right of stockholders to call meetings and a limitation on the right of stockholders to present proposals or make nominations at stockholder meetings.

In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

The loss of key personnel could adversely affect us.

To a large extent, we depend on the services of our chairman and chief executive officer, Richard A. Bachmann, and other senior management personnel. The loss of the services of Mr. Bachmann or other senior management personnel could have an adverse effect on our operations. We do not maintain any insurance against the loss of any of these individuals.

The exploration and production business is highly competitive, and our success will depend largely on our ability to attract and retain experienced geoscientists and other professional staff.

Competition in the oil and natural gas industry is intense, which may adversely affect us.

We operate in a highly competitive environment for acquiring oil and natural gas properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in Gulf of Mexico and Gulf Coast onshore activities. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We cannot make assurances that we will be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.

Exploring for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploration and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling activity, including the following:

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions, such as hurricanes and tropical storms;

•	reductions in oil and natural gas prices;

•	title problems;

•	limitations in the market for oil and natural gas; and

•	cost of services to drill wells.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters, especially hurricanes and tropical storms in the Gulf of Mexico Region.

Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes, tropical storms or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our Company. We maintain insurance at levels that we believe are consistent with industry practices and our particular needs, but we are not fully insured against all risks. We may elect not to obtain insurance for certain risks or to limit levels of coverage if we believe that the cost of available insurance is excessive relative to the risks involved. In this regard, the cost of available coverage has increased significantly as a result of losses experienced by third-party insurers in the 2005 hurricane season in the Gulf of Mexico, in particular those resulting from Hurricanes Katrina and Rita. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our cash flow and net income and could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Actual or alleged violations of environmental laws and regulations could result in restrictions on our operations or civil or criminal liability.

Our exploration, development and production operations, our activities in connection with storage and transportation of oil and other hydrocarbons and our use of facilities for treating, processing or otherwise handling hydrocarbons and related wastes are subject to regulation under various federal, state and local laws and regulations governing the protection of the environment. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties or the imposition of injunctive relief. Changes in environmental rules and regulations occur regularly, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements could materially affect our operations and financial position, as well as those in the oil and natural gas industry in general.

In June 2007 we met with representatives of the U.S. Attorney for the Eastern District of Louisiana in New Orleans, the U.S. Environmental Protection Agency and the U.S. Coast Guard and were informed that they are conducting an investigation into possible criminal violations arising out of on-site inspections in our East Bay field in November 2005 and February 2006.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure requirements and financial commitments.

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, cash flow, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include:

•	changes in the global supply, demand and inventories of oil;

•	domestic natural gas supply, demand and inventories;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	the price and quantity of foreign imports of oil;

•	the price and availability of liquefied natural gas imports;

•	political conditions, including embargoes, in or affecting other oil-producing countries;

•

economic and energy infrastructure disruptions caused by actual or threatened acts of war, or terrorist activities, or national security measures deployed to protect the United States from such actual or threatened acts or activities;

•	economic stability of major oil and natural gas companies and the interdependence of oil and natural gas and energy trading companies;

•	the level of worldwide oil and natural gas exploration and production activity;

•	weather conditions, including energy infrastructure disruptions resulting from those conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity, ability to finance planned capital expenditures or ability to pursue acquisitions. Further, oil prices and natural gas prices do not necessarily move together.

Reserve estimates depend on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the Company’s Form 10-K for the year ended December 31, 2006.

In order to assist in the preparation of our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of the data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

It cannot be assumed that the present value of future net revenues from our proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present-value estimate.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends, in substantial part, on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could harm our business. We may be required to shut in wells for lack of a market or because of inadequacy or unavailability of oil or natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer.

On March 26, 2007, we commenced the Equity Self-Tender Offer, subject to certain conditions, for up to 8,700,000 shares of our common stock, at a purchase price of $23.00 per share, without interest. Concurrently, we commenced the Debt Tender Offer, subject to certain conditions, for any and all of the $150 million outstanding principal amount of our 8.75% Senior Notes due 2010, at a cash purchase price determined based on a fixed spread of 50 basis points over the yield of the relevant U.S. Treasury Note to the earliest redemption date of the Notes.

We have used the aggregate net proceeds of offering of the outstanding notes, together with borrowings under a new senior secured revolving credit facility and proceeds from the onshore South Louisiana asset sale, to (i) purchase the shares in our Equity Self-Tender Offer, (ii) fund the Debt Tender Offer, (iii) refinance our existing revolving credit facility, (iv) pay borrowings under our new revolving credit facility and (v) pay related fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007:

You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and in our Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which is incorporated by reference in this prospectus.

As of June 30, 2007
(In thousands)
Cash and cash equivalents	$7,837

Bank facility(1)	20,000
8.75% senior notes due 2010	4,501
Notes offered hereby:
Floating Rate	150,000
Fixed Rate	300,000

Total debt	474,501

Common stock	440
Additional paid-in capital	369,973
Accumulated other comprehensive loss	(995)
Retained earnings	62,393
Treasury stock	(257,540)

Total stockholders’ equity	174,271

Total capitalization	$648,772

(1)	At August 21, 2007 we had $45.0 million outstanding under our existing revolving credit facility.

SELECTED FINANCIAL DATA

The following table contains our selected consolidated financial data as of and for the five years ended December 31, 2006 and as of and for the six months ended June 30, 2007 and 2006. We have prepared this information from audited consolidated financial statements for the years ended December 31, 2002 through December 31, 2006 and from unaudited consolidated financial statements for the six months ended June 30, 2007 and 2006. In our opinion, the information for the six months ended June 30, 2007 and 2006 reflects all adjustments consisting only of normal recurring adjustments, necessary to fairly present the results of operations and financial condition. Results for interim periods should not be considered indicative of results for any other periods or for the year. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, incorporated by reference in this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)
Statement of Operations Data:
Revenue	$230,129	$230,425	$449,550	$402,947	$295,447	$230,187	$134,544
Costs and expenses:
Lease operating	34,186	29,486	58,808	50,431	40,328	36,656	34,048
Transportation expense	1,065	811	2,028	1,051	289	37	352
Taxes, other than on earnings	5,069	5,186	13,632	10,372	9,263	7,650	6,572
Exploration expenditures, dry hole costs and impairments	59,176	42,379	136,425	82,844	35,935	17,353	10,735
Depreciation, depletion and amortization	91,973	95,719	198,162	99,524	88,784	79,964	64,513
Accretion expense	2,203	1,058	4,572	4,125	3,569	1,963	—
General and administrative	35,902	24,737	120,113	43,205	30,974	28,004	24,168
Gain on insurance recoveries	(8,084)	—	—	—	—	—	—
(Gain) loss on sale of assets	(7,020)	419	—	—	—	—	—
Other (income) expense	(8)	1,458	4,022	—	237	—	756

Total costs and expenses	214,462	201,253	537,762	291,552	209,379	171,627	141,144

Business interruption recovery	9,084	23,283	32,869	20,632	—	—	—
Income (loss) from operations	24,751	52,455	(55,343)	132,027	86,068	58,560	(6,600)

Other income (expense):
Interest income	570	752	1,428	781	1,219	380	107
Interest expense	(20,386)	(10,283)	(24,570)	(18,121)	(14,355)	(10,174)	(6,988)
Unrealized gain on derivative instruments	1,907	—	—	—	—	—	—
Loss on early extinguishment of debt	(10,838)	—	—	—	—	—	—

	(28,747)	(9,531)	(23,142)	(17,340)	(13,136)	(9,794)	(6,881)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(3,996)	42,924	(78,485)	114,687	72,932	48,766	(13,481)
Income taxes	1,422	(15,536)	28,085	(41,592)	(26,516)	(17,784)	4,682

Net income (loss) before cumulative effect of change in accounting principle	(2,574)	27,388	(50,400)	73,095	46,416	30,982	(8,799)
Cumulative effect of change in accounting principle, net of income taxes of $1,276	—	—	—	—	—	2,268	—

Net income (loss)	(2,574)	27,388	(50,400)	73,095	46,416	32,250	(8,799)
Less dividends earned on preferred stock and accretion of discount	—	—	—	(944)	(3,399)	(3,545)	(3,330)

Net income (loss) available to common stockholders	$(2,574)	$27,388	$(50,400)	$72,151	$43,017	$29,705	$(12,129)

	Six Months Ended June 30,			Years Ended December 31,
	2007	2006		2006	2005		2004		2003		2002
	(In thousands)
Other Financial Data:
Capital expenditures	$183,386	$251,230		$358,253	$448,878		$176,736		$110,028		$55,562
Net cash provided by operating activities	167,304	174,930		272,074	269,969		165,074		136,702		25,417
Net cash used in investing activities	(109,966)	(204,961)		(358,780)	(449,159)		(176,713)		(110,057)		(54,380)
Net cash provided by (used in) financing activities	(52,715)	36,121		83,131	92,442		784		77,631		29,079
Ratio of earnings to fixed charges(1)	—	5.0	x	—	7.1	x	4.7	x	4.0	x	—
Pro forma ratio of earnings to fixed charges(2)	—			—

	As of June 30,			As of December 31,
	2007	2006		2006	2005		2004		2003		2002
	(In thousands)
Balance Sheet Data:
Total assets	$925,316	$1,077,728		$1,003,845	$931,285		$647,678		$544,181		$384,220
Long-term debt, including current maturities	474,501	270,000		317,000	235,109		150,217		150,416		103,779
Stockholders’ equity	174,271	439,071		372,270	394,593		315,049		261,485		191,922

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from operations before income taxes and the cumulative effect of change in accounting method, interest expense and the portion of the rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. For the six months ended June 30, 2007 and the years ended December 31, 2006 and 2002, the ratio of earnings to fixed charges was less than a one-to-one coverage due to a deficiency of $4.0 million, $78.5 million and $17.5 million, respectively.
(2)	Gives effect to this offering and the application of the net proceeds to repay indebtedness as described under “Use of Proceeds” and “Unaudited Condensed Consolidated Pro Forma Financial Statements” as if such transactions had occurred at the beginning of the period. For the six months ended June 30, 2007 and the year ended December 31, 2006, the pro forma ratio of earnings to fixed charges was less than a one-to-one coverage due to a deficiency of $6.8 million and $74.3 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Energy Partners, Ltd. (the “Company”) adjust the historical consolidated financial statements of the Company to give effect to i) the disposition of substantially all of its onshore South Louisiana assets, which closed on June 12, 2007, to Castex Energy 2007, L.P. for approximately $72.0 million in cash after preliminary closing adjustments, and ii) the Company’s tender offer to purchase 8,700,000 shares of its common stock at $23.00 per share, the refinancing of its existing revolving credit facility and the refinancing of its 8.75% Senior Notes due 2010 completed in April 2007 (collectively, the “Transactions”).

The unaudited pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial information for the year ended December 31, 2006 and the six months ended June 30, 2007 and gives effect to the foregoing transactions as if they were completed on January 1, 2006 for the purposes of the consolidated statements of operations information.

The unaudited pro forma condensed consolidated statements presented do not purport to represent what the results of operations or financial position of the Company would actually have been had the Transactions occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The adjustments are directly attributable to the Transactions and are expected to have a continuing impact on the financial position and results of operations of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated financial information have been made.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements and related notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2007.

ENERGY PARTNERS, LTD. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(In thousands, except per share data)

	Historical	Refinancing Adjustments		Divestiture Adjustments		Pro Forma
Revenue:
Oil and natural gas	$449,186			(74,827	)(f)	$374,359
Other	364					364

	449,550					374,723

Costs and expenses:
Lease operating	60,836			(3,446	)(f)	57,390
Taxes, other than on earnings	13,632			(3,633	)(f)	9,999
Exploration expenditures, dry hole costs and impairments	136,425			(42,951	)(f)	93,474
Depreciation, depletion, amortization and accretion	202,734			(64,998	)(f)	137,736
General and administrative	120,113					120,113
Other expense	4,022					4,022

Total costs and expenses	537,762					422,734

Business interruption recovery	32,869					32,869
Loss from operations	(55,343)					(15,142)

Other income (expense):
Interest income	1,428					1,428
Interest expense	(24,570)	(23,001	)(a)			(47,571)
Loss on early extinguishment of debt	—	(3,398	)(b)			(13,043)
		(9,645	)(c)

	(23,142)					(59,186)

Loss before income taxes	(78,485)					(74,328)
Income taxes	28,085			(1,327	)(g)	26,758

Net loss	$(50,400)					$(47,570)

Basic loss per share	$(1.32)					$(1.61)

Diluted loss per share	$(1.32)					$(1.61)

Weighted average common shares in computing loss per share:
Basic	38,313	(8,700	)(e)			29,613
Diluted	38,313	(8,700	)(e)			29,613

See accompanying notes to unaudited pro forma condensed consolidated financial statements

ENERGY PARTNERS, LTD. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2007

(In thousands, except per share data)

	Historical	Refinancing Adjustments		Divestiture Adjustments		Pro Forma
Revenue:
Oil and natural gas	$229,986			(24,774	)(f)	$205,212
Other	143					143

	230,129					205,355

Costs and expenses:
Lease operating	35,251			(2,037	)(f)	33,214
Taxes, other than on earnings	5,069			(1,295	)(f)	3,774
Exploration expenditures, dry hole costs and impairments	59,176			(71	)(f)	59,105
Depreciation, depletion, amortization and accretion	94,176			(11,429	)(f)	82,747
General and administrative	35,902					35,902
Gain on insurance recoveries	(8,084)					(8,084)
Gain on sale of assets	(7,020)					(7,020)
Other	(8)					(8)

Total costs and expenses	214,462					199,630

Business interruption recovery	9,084					9,084
Income from operations	24,751					14,809

Other income (expense):
Interest income	570					570
Interest expense	(20,386)	(3,678	)(a)			(24,064)
Unrealized gain on derivative instruments	1,907					1,907
Loss on early extinguishment of debt	(10,838)	10,838	(d)			—

	(28,747)					(21,587)

Income before income taxes	(3,996)					(6,778)
Income taxes	1,422			1,018	(g)	2,440

Net income	$(2,574)					$(4,338)

Basic earnings per share	$(0.07)					$(0.14)

Diluted earnings per share	$(0.07)					$(0.14)

Weighted average common shares in computing income per share:
Basic	37,364	(5,768	)(e)			31,596
Diluted	37,364	(5,768	)(e)			31,596

See accompanying notes to unaudited pro forma condensed consolidated financial statements

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
(a) To record the net change in interest expense from:
The removal of actual interest expense on refinanced borrowings	$(24,570)	$(11,845)
Interest expense on $300 million 9.75% senior notes due 2014 prior to April 23, 2007	29,250	9,055
Interest expense on $150 million senior floating rate notes due 2013 of 10.48% prior to April 23, 2007	15,720	4,867
Interest expense on new bank facility of 6.35%	669	635
Interest expense on remaining $4.5 million 8.75% senior notes due 2010	394	197
The amortization of deferred financing costs on new borrowings (assuming an average 6.5 year term)	1,538	769

	$23,001	$3,678

(b)	Reflects write-off of deferred financing costs associated with debt extinguishment.
(c)	Reflects expensing of fees to extinguish debt.
(d)	Removal of actual loss on early extinguishment of debt that is included in December 31, 2006 proformas.
(e)	Reflects repurchase of 8,700,000 shares of the Company’s stock in tender offer weighted for the period prior to April 23, 2007.
(f)	Reflects the removal of revenues and related direct expenses of divested properties.
(g)	Reflects an adjustment to income taxes to maintain a rate of 36% of net income (loss).

THE EXCHANGE OFFER

As of the date of this prospectus, $450 million in principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders on September [    ], 2007.

Purpose of the Exchange Offer

We issued the outstanding notes on April 23, 2007 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the outstanding notes, we entered into a registration rights agreement, which requires us to:

•	file a registration statement with the Securities and Exchange Commission (the “Commission”) relating to the exchange offer within 120 days after the date of issuance of the outstanding notes;

•

use our commercially reasonable efforts to cause the registration statement relating to the exchange offer to be declared effective under the Securities Act within 210 days after the date of issuance of the outstanding notes;

•	as soon as practicable after the effectiveness of the registration statement, offer the exchange notes in exchange for surrender of the outstanding notes; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted in the exchange offer must generally rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

For additional information, see “—Resale of Exchange Notes.”

If you tender in the exchange offer for the purpose of participating in a distribution of the exchange notes, of if you are a broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you cannot rely on the interpretations by the staff of the Commission stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

Further, each broker-dealer that receives the exchange notes for its own account in exchange for the outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that this prospectus may be used by a broker-dealer for any resale of exchange notes issued to it in the exchange offer for a period of 180 days after the expiration date of the exchange offer. See “Plan of Distribution.”

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $300 million in aggregate principal amount of our 9.75% Senior Notes due 2014 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 9.75% Senior Notes due 2014 and $150 million in aggregate principal amount of our Senior Floating Rate Notes due 2013 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered Senior Floating Rate Notes due 2013. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions, and will not bear legends restricting their transfer;

•	the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause to be effective a registration statement;

•

the exchange notes will be represented by one or more global notes in book entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Description of Exchange Notes—Global Notes and Book-Entry System”; and

•	the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.

The exchange notes generally will be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the outstanding notes exchanged therefor and will be entitled to the benefits of the indenture. For additional information, see “Description of Exchange Notes.”

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes.

The exchange notes will accrue interest from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was on April 23, 2007. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the outstanding notes.

Tendering holders of the outstanding notes will not be required to pay brokerage commissions or fees or transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 12:00 midnight, New York City time, on October [    ], 2007, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the “expiration date.” The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any outstanding notes. We may extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We expressly reserve the right to:

•

terminate or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified in “—Certain Conditions to the Exchange Offer” which have not been waived by us; and

•

amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the outstanding notes, whether before or after any tender of the outstanding notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the outstanding notes as promptly as practicable.

For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 12:00 midnight, New York City time, on the expiration date, we will exchange the exchange notes for the outstanding notes promptly following the expiration date.

Procedures for Tendering Outstanding Notes

Our acceptance of outstanding notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

A holder of outstanding notes may tender the outstanding notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•

delivering all of the above, together with the certificate or certificates representing the outstanding notes being tendered, to the exchange agent at its address set forth below at or prior to 12:00 midnight, New York City time, on the expiration date; or

•	complying with the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send outstanding notes or letters of transmittal to us.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered outstanding notes are registered in the name of the signer of the letter of transmittal; and

•	the exchange notes to be issued in exchange for the outstanding notes are to be issued in the name of the holder; and

•	any untendered outstanding notes are to be reissued in the name of the holder.

In any other case, the tendered outstanding notes must be:

•	endorsed or accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the holder; and

•

the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the outstanding notes at The Depository Trust Company, the “book-entry transfer facility,” for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	received by the exchange agent and forming part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering outstanding notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the outstanding notes are registered and, if possible, the certificate numbers of the outstanding notes to be tendered; and

•

a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•

the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent; or

•	a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered outstanding notes or a confirmation of book-entry and an agent’s message.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any outstanding notes not properly tendered or not to accept any outstanding notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

By tendering, each holder represents to us that, among other things:

•	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

•	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering outstanding notes for exchange notes exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the “transferor.” The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of the outstanding notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that the acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for outstanding notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

The transferor certifies that the transferor: is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; is acquiring the exchange notes offered hereby in the ordinary course of the transferor’s business; and has no arrangement with any person to participate in the distribution of the exchange notes.

Each holder, other than a broker-dealer, must acknowledge that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes. Each transferor which is a broker-dealer receiving the exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time before 12:00 midnight New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal sent by telex, facsimile transmission, or letter must be received by the exchange agent at the address set forth in this prospectus before 12:00 midnight New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	include a statement that the holder is withdrawing the holder’s election to have the outstanding notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of the notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described in “—Procedures for Tendering Outstanding Notes” at any time before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, on the expiration date, all outstanding notes properly tendered and not validly withdrawn and will issue or cause to be issued the exchange notes promptly after such acceptance. See the discussion under “—Certain Conditions to the Exchange Offer” for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

For each old note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after:

•

timely receipt by the exchange agent of certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

If any tendered outstanding notes are not accepted for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility. In either case, the outstanding notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if, at any time before the acceptance of the outstanding notes for exchange or the exchange of the exchange notes for such outstanding notes, in our reasonable judgment any of the following conditions exists:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the outstanding notes.

The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

By Registered or Certified Mail	Facsimile Transactions: (Eligible Institutions Only)	By Hand or Overnight Delivery:
U.S. Bank National Association West Side Flats 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Corporate Trust Services	(651) 495-8158 To Confirm by Telephone or for Information Call: (651) 495-4738	U.S. Bank National Association West Side Flats 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Corporate Trust Services

You should direct questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

Delivery to an address other than as set forth on the letter of transmittal, or transmission of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for their customers.

We will pay the expenses incurred in connection with the exchange offer. Such expenses include, among others, the fees and expenses of the exchange agent and trustee, registration fees, and accounting, legal, printing and related fees and expenses.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

•

certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for outstanding notes. We will amortize costs incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure To Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the outstanding notes. Outstanding notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to participate. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold the outstanding notes and will be entitled to all the rights and subject to the limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected.

We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes which are not tendered in the exchange offer.

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker- dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

However, any holder who:

•	is an “affiliate” of ours;

•	has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

•	is a broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.”

Shelf Registration Statement

If:

(1) applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer;

(2) for any other reason we do not consummate the exchange offer within 250 days after the original issuance of the outstanding notes;

(3) an initial purchaser notifies us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

(4) any holder, other than a participating broker-dealer, is not eligible to participate in the exchange offer or, in the case of any holder, other than a participating broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable exchange notes on the date of the exchange and such holder so requests, then, we will, subject to certain exceptions:

(1) promptly file a shelf registration statement covering resales of the outstanding notes or the exchange notes, as the case may be;

(2)(A) in the case of clause (1) above, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 210th day following the original issuance of the outstanding notes and (B) in the case of clause (2), (3) or (4) above, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the shelf registration statement is required to be filed; and

(3) keep the shelf registration statement effective until the earliest of (A) the time when the outstanding notes covered by the shelf registration statement can be sold under Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the shelf registration statement and (C) the date on which all outstanding notes registered thereunder are disposed of in accordance therewith.

We will, in the event that a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or exchange notes under the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Additional Interest

The registration rights agreement states that if a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of outstanding notes and exchange notes, subject to certain exceptions. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the outstanding notes and exchange notes at a rate of 0.25% per annum. The additional interest rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes and exchange notes on the regular interest payment dates. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs.

A “Registration Default” shall occur if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the Commission on or before the date specified for such effectiveness; or

•	we fail to complete the exchange offer on or before the date specified for such completion; or

•

any of such registration statements is declared effective but thereafter ceases to be effective or usable in connection with resales of the outstanding notes during the period specified in the registration rights agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

In April 2007, we refinanced our existing revolving credit facility with a new $300 million senior secured revolving credit facility in connection with the offering of the outstanding notes. Our new revolving credit facility has an initial borrowing base of $200 million. The borrowing base will be subject to redetermination based on the proved reserves of the oil and natural gas properties that serve as collateral for the revolving credit facility as set out in the reserve report delivered to the banks each April 1 and October 1. The new revolving credit facility permits both prime rate based borrowings and LIBOR borrowings plus a floating spread. The spread will float up or down based on our utilization of the new revolving credit facility. The spread can range from 1.00% to 2.50% above LIBOR and 0% to 0.50% above prime. The borrowing base under the new revolving credit facility is secured by substantially all of our proved reserves. The new revolving credit facility contains customary events of default and requires that we satisfy various financial covenants.

DESCRIPTION OF EXCHANGE NOTES

Energy Partners, Ltd. issued the outstanding notes and will issue the exchange notes under an Indenture (the “Indenture”) dated April 23, 2007 among itself, the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as Trustee. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

We define certain terms used in this description under “—Certain Definitions” below. In this description, the words “Company,” “we,” “us” and “our” refer only to Energy Partners, Ltd. and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as Holders of these Notes. You may request a copy of the Indenture at our address set forth under “Summary—Corporate and Stockholder Information.”

Brief Description of the Exchange Notes

The exchange notes will:

•	be senior unsecured obligations of the Company;

•	be equal (“pari passu”) in right of payment with all existing and future Senior Indebtedness of the Company;

•	be senior in right of payment to any future Subordinated Obligations of the Company;

•	be guaranteed on a senior unsecured basis by each Subsidiary Guarantor;

•	be eligible for trading in The PortalSM Market; and

•	be substantially identical to the outstanding notes, except for the elimination of some transfer restrictions, registration rights and additional interest payments relating to the outstanding notes.

Principal, Maturity and Interest

Floating Rate Notes

The Company will issue the exchange Floating Rate Notes initially with a maximum aggregate principal amount of $150 million. The exchange Floating Rate Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 and will mature on April 15, 2013. Subject to our compliance with the covenant described below under “—Certain Covenants—Limitation on Indebtedness,” we are entitled to, without the consent of the Holders, issue more Floating Rate Notes under the Indenture on the same terms and conditions as the exchange Floating Rate Notes offered hereby in an unlimited principal amount (the “Additional Floating Rate Notes”). The Floating Rate Notes and the Additional Floating Rate Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this description of the exchange notes, references to the Floating Rate Notes include the exchange Floating Rate Notes and any Additional Floating Rate Notes actually issued.

The Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee, and will be payable in cash quarterly in arrears on January 15, April 15, July 15 and October 15 (each an “Interest Payment Date”), commencing on July 15, 2007, to holders of record at the close of business on the January 1, April 1, July 1 and October 1 immediately preceding the relevant Interest Payment Date. Notwithstanding the foregoing, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the interest payment will be postponed to the next succeeding Business Day. If the maturity date of the

Floating Rate Notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date, and no additional interest will be payable as a result of such delay in payment.

The interest rate on the Floating Rate Notes for a particular interest period will be an annual rate equal to the three-month LIBOR as determined on the related interest determination date plus 5.125%. The interest determination date for an interest period will be the second London business day preceding such interest period. Promptly upon determination, the Calculation Agent will inform the Trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of the Floating Rate Notes, the Trustee and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as determined by the British Banker’s Association and listed on the Bloomberg L.P. service’s “BBAM; Official BBA LIBOR Fixings” page at approximately 11:00 a.m., London time, on such interest determination date. If no offered rate appears on the Bloomberg L.P. service’s “BBAM; Official BBA LIBOR Fixings” page, or if the service is not available on an interest determination date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with us) will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in the U.S. dollars of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Upon request from any holder of Floating Rate Notes, the Calculation Agent will provide the interest rate in effect for the Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes outstanding. The amount of interest to be paid on the Floating Rate Notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period.

All percentages resulting from any calculation of interest will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% or (0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). In no event shall the actual interest rate exceed that permitted by applicable law.

Additional interest may accrue on the Floating Rate Notes in certain circumstances under the Registration Rights Agreement.

Fixed Rate Notes

The Company will issue the exchange Fixed Rate Notes initially with a maximum aggregate principal amount of $300 million. The exchange Fixed Rate Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 and will mature on April 15, 2014. Subject to our compliance with the covenant described below under “—Certain Covenants—Limitation on Indebtedness,” we are entitled to, without the consent of the Holders, issue more Fixed Rate Notes under the Indenture on the same terms and conditions as the exchange Fixed Rate Notes offered hereby in an unlimited principal amount (the “Additional Fixed Rate Notes”; and together with the Additional Floating Rate Notes, the “Additional Notes”). The Fixed Rate Notes and the Additional Fixed Rate Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this description of the Notes, references to the Fixed Rate Notes include the exchange Fixed Rate Notes and any Additional Fixed Rate Notes actually issued.

Interest on the Fixed Rate Notes will accrue at the rate of 9.75% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2007. We will make each interest payment to the Holders of record of the Fixed Rate Notes on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Fixed Rate Notes will accrue from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Fixed Rate Notes in certain circumstances under the Registration Rights Agreement.

Optional Redemption

Except as set forth below, the exchange notes will not be redeemable at our option prior to maturity.

Redemption of Exchange Notes following an Equity Offering

At any time prior to April 15, 2008, in the case of the Floating Rate Notes, and April 15, 2010 in the case of the Fixed Rate Notes, the Company, at its option, may use the net cash proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Floating Rate Notes and up to an aggregate of 35% of the aggregate principal amount of the Fixed Rate Notes issued under the Indenture at a redemption price equal to 100% of the principal amount of the exchange notes redeemed plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption was given, in the case of the Floating Rate Notes, and at a redemption price equal to 109.750% of the aggregate principal amount of the exchange notes redeemed, in the case of the Fixed Rate Notes plus, in each case, accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders on relevant record dates to receive interest due on an interest payment date). At least 65% of the aggregate principal amount of exchange notes issued under the Indenture of the series of exchange notes being redeemed must remain outstanding immediately after the occurrence of such redemption. In order to effect any such redemption, the Company must mail a notice of redemption no later than 60 days after the closing of the related Equity Offering and must complete such redemption within 90 days of the closing of the Equity Offering.

Optional Redemption of Floating Rate Notes

At any time prior to April 15, 2008, the Company may redeem all or, from time to time, a part of the Floating Rate Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Floating Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

On and after April 15, 2008, the Company may redeem all or, from time to time, a part of the Floating Rate Notes, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of the Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

Optional Redemption of Fixed Rate Notes

At any time prior to April 15, 2011, the Company may redeem all or, from time to time, a part of the Fixed Rate Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

On and after April 15, 2011, the Company may redeem all or, from time to time, a part of the Fixed Rate Notes upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the exchange notes, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2011	104.875%
2012	102.438%
2013 and thereafter	100.000%

In the case of any partial redemption, the Trustee will select the exchange notes for redemption on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, although no exchange note of $2,000 in original principal amount or less will be redeemed in part. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on exchange notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the exchange notes. However, under certain circumstances, we may be required to offer to purchase exchange notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase exchange notes in the open market or otherwise.

Subsidiary Guarantees

The Subsidiary Guarantors, jointly and severally, as primary obligors and not merely as sureties, will irrevocably, fully and unconditionally guarantee (each, a “Subsidiary Guarantee”) on a senior unsecured basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indenture and the exchange notes (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors initially include all of our material Subsidiaries existing on the Issue Date, and we and such material Subsidiaries collectively own substantially all of our consolidated assets and produce substantially all of our consolidated cash flow. In addition, subject to certain exceptions described below under “—Certain Covenants—Future Subsidiary Guarantors,” the Subsidiary Guarantors will include future Restricted Subsidiaries that Incur Indebtedness. We will derive a substantial portion of our operating income and cash flow from, and a substantial portion of our assets will be held by, our Subsidiaries, including the Subsidiary Guarantors. Each Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all expenses, including reasonable counsel fees and expenses, incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guarantee with respect to the Subsidiary Guarantor.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness, including guarantees and other contingent liabilities, of the applicable Subsidiary Guarantor, and depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. Please read “Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of notes from relying on that subsidiary to satisfy claims.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors, determined in accordance with GAAP, at the time of such payment.

Each Subsidiary Guarantee is a continuing guarantee and is intended to:

(1) subject to certain limited exceptions, remain in full force and effect until payment in full of all the obligations relating to the exchange notes;

(2) be binding upon the Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

Under the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation”; provided, however, that, except in the case of a release pursuant to the following paragraph, if such Person is not us, the Subsidiary Guarantor’s obligations under the Indenture and its Subsidiary Guarantee must be expressly assumed by such other Person.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released in the event of a sale or other disposition (including by way of consolidation or merger) of all or substantially all of the assets or all of the Capital Stock of that Subsidiary Guarantor to a Person other than the Company or a Subsidiary of the Company; provided, however, that such sale or disposition is permitted by, and the proceeds from any such sale or disposition are applied in accordance with, the Indenture as described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” In addition, if the Board of Directors designates a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, then such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

Ranking

The indebtedness evidenced by the exchange notes and the Subsidiary Guarantees will be unsecured, general obligations of the Company and the relevant Subsidiary Guarantor, as the case may be, ranking pari passu in right of payment with all senior unsecured Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred.

The exchange notes and the Subsidiary Guarantees will be effectively junior in right of payment to all existing and future Secured Indebtedness of the Company and of the Subsidiary Guarantors, as the case may be, including under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

As of June 30, 2007, our secured indebtedness was $20.0 million and we had $180.0 million of borrowing capacity under our new revolving credit facility, all of which would be secured indebtedness. Substantially all of our oil and natural gas properties, and the oil and natural gas properties of our Subsidiaries, are mortgaged and pledged to secure obligations under the Credit Agreement.

Although the Indenture contains limitations on the amount of additional Indebtedness that we and the Subsidiary Guarantors may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. Please read “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.”

A substantial portion of our operations are currently conducted through our Subsidiaries. All of our material Subsidiaries are guaranteeing the exchange notes. However, our immaterial Subsidiaries are not guaranteeing, and certain of our future Subsidiaries may not be required to guarantee, the exchange notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders (if any) of such non-guarantor Subsidiaries generally would have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the exchange notes, even though such obligations would not constitute Senior Indebtedness of such non-guarantor Subsidiaries. The exchange notes, therefore, would be effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of such non-guarantor Subsidiaries of the Company. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. In addition, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. Please read “—Certain Covenants—Limitation on Indebtedness.”

Change of Control

(a) Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require that we repurchase such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person will be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent corporation);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(3) the stockholders of the Company have approved any plan of liquidation or dissolution of the Company.

If at the time a Change of Control occurs the terms of the Indebtedness under the Credit Agreement restrict or prohibit the repurchase of exchange notes under this covenant, then prior to the mailing of the notice to Holders provided for in paragraph (b) below, but in any event within 30 days following any Change of Control, we will:

(1) repay in full the Indebtedness under the Credit Agreement; or

(2) obtain the requisite consent under the agreements governing the Indebtedness under the Credit Agreement to permit the repurchase of the exchange notes as provided for in paragraph (b) below.

(b) Within 30 days following a Change of Control, we will mail a notice to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including reasonably available information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

(4) the instructions determined by us, consistent with this covenant, that a Holder must follow in order to have its exchange notes purchased.

(c) We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

The Change of Control purchase feature of the exchange notes.

(1) may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management; and

(2) is a result of negotiations between us and the Initial Purchasers.

Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the exchange notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the exchange notes protection in the event of a highly leveraged transaction.

The Credit Agreement may prohibit us from purchasing any exchange notes and provides that the occurrence of certain change of control events would constitute a default thereunder. If a Change of Control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing exchange notes. In such case, our failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Credit Agreement.

Our future indebtedness may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the exchange notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of exchange notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, to another Person or group of related Persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of exchange notes may require the Company to make an offer to repurchase the exchange notes as described above.

The provisions under the Indenture relating to our obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the exchange notes.

We will not be required to make an offer to purchase the exchange notes as a result of a Change of Control if a third party:

(1) makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to our obligations to make such an offer; and

(2) purchases all exchange notes validly tendered and not withdrawn under such an offer.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) We will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that we or a Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), we and any Restricted Subsidiary may Incur the following Indebtedness:

(1) Indebtedness Incurred under any Credit Facility, so long as the aggregate amount of all Indebtedness outstanding under all Credit Facilities pursuant to this clause (b)(1) does not exceed the greater of (x) $225 million and (y) 20% of ACNTA as of the date of such Incurrence;

(2) Indebtedness owed to and held by us or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or a Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owed to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the senior notes;

(3) The senior notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of paragraph (b) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions by which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us); provided, however, that on the date of such Incurrence and after giving pro forma effect thereto, we would have been entitled to Incur at least $1.00 of additional Indebtedness under paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) or under clause (3), (4), (5) above, this clause (6) or clause (7) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred under clause (5), such Refinancing Indebtedness will be Incurred only by such Restricted Subsidiary or the Company;

(7) Non-recourse Purchase Money Indebtedness;

(8) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

(9) Indebtedness consisting of the Subsidiary Guarantees and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness permitted by the Indenture to be Incurred by the Company or a Subsidiary other than Non-recourse Purchase Money Indebtedness;

(10) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries under the Indenture;

(11) Hedging Obligations consisting of Oil and Gas Hedging Contracts and Currency Agreements required under the Credit Agreement or entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

(12) obligations in respect of bid, performance or surety bonds, including Guarantees and letters of credit functioning as or supporting such bid, performance or surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

(13) in-kind obligations relating to oil and gas balancing positions arising in the ordinary course of business; and

(14) Indebtedness in an aggregate amount that, together with the amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $35 million.

(c) Notwithstanding the foregoing, we will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness under the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness is subordinated to the senior notes or the relevant Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the senior notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to terms no less favorable to the Holders of the senior notes.

(d) For purposes of determining compliance with the foregoing covenant:

(1) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant, we, in our sole discretion, may classify such item of Indebtedness (or any portion thereof) at the time of Incurrence in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(2) we will be entitled to divide and reclassify from time to time an item of Indebtedness in more than one of the types of Indebtedness described above or treat such Indebtedness as having been incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant.

Limitation on Restricted Payments

(a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time we make or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default or an Event of Default has occurred and is continuing (or would result therefrom);

(2) we are not entitled to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of, without duplication:

(A) 50% of the aggregate Consolidated Net Income of the Company accrued during the period (treated as one accounting period) commencing on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the most recent fiscal quarter for which financial statements of the Company are publicly available prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(B) 100% of (i) the aggregate Net Cash Proceeds, and (ii) the Fair Market Value of (a) Capital Stock (other than Capital Stock of the Company) of a Person (other than an Affiliate of the Company) engaged primarily in the Oil and Gas Business, provided that Person becomes a Restricted Subsidiary of the Company, and (b) other assets used in the Oil and Gas Business, in the case of clauses (i) and (ii) received by us from the issuance or sale of our Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(C) the aggregate Net Cash Proceeds received by us subsequent to the Issue Date from the issue or sale of our Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount will be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan or trust with respect to such Indebtedness; plus

(D) the amount by which our Indebtedness is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any of our Indebtedness that is convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash, or the fair value of any other Property, distributed by us upon such conversion or exchange); provided, however, that the foregoing will not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E) an amount equal to the sum of (x) the net reduction in Investments (other than Permitted Investments) made by us or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemption of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by us or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess will not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A) through (D); plus

(F) $10 million.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments at the time of payment;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above (but only to the extent that such Net Cash Proceeds were used to purchase, repurchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or Subordinated Obligations as provided in this clause (2));

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred under the covenant described under

“—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

(4) so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of our Subsidiaries from employees, former employees, directors or former directors of the Company or any of our Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), under the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) will not exceed $2 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements will be excluded in the calculation of the amount of Restricted Payments;

(5) so long as no Default or Event of Default has occurred and is continuing, purchases by the Company of common shares of the Company pursuant to the open market purchase program announced by the Company on March 12, 2007; provided, however, that (A) the aggregate purchase price paid for such shares does not exceed $50 million; (B) such purchases are made prior to March 12, 2009; and (C) on the date of any such purchase and after giving effect thereto, the Debt to BOE Ratio is less than 10.0 to 1.0;

(6) repurchases, acquisitions or retirements of shares of Company common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans or warrants when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that the aggregate amount of such repurchases, acquisitions or retirements will be excluded in the calculation of the amount of Restricted Payments;

(7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

(8) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the exchange notes under the covenants described under “—Change of Control” above or “—Limitation on Sales of Assets and Subsidiary Stock” below (including the purchase of all exchange notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default or Event of Default has occurred and is continuing (or would result therefrom), and (B) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; or

(9) the purchase of up to 8.7 million shares of Company common stock pursuant to the tender offer commenced by the Company on March 26, 2007 with the proceeds from the issuance of the Notes; provided, however, that such purchase will be excluded in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, we, in our sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to us or a Restricted Subsidiary, (b) to make any loans or advances to us or a Restricted Subsidiary or (c) to transfer any of its Property to us or a Restricted Subsidiary, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction in the Credit Agreement on the Issue Date or under any other agreement governing Indebtedness or Capital Stock in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary, provided that such encumbrance or restriction relates solely to such Restricted Subsidiary and was not created in anticipation of or in connection with the transactions by which such Restricted Subsidiary became a Restricted Subsidiary;

(iii) any encumbrance or restriction under an agreement effecting a Refinancing of Indebtedness Incurred under an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of, an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension are not materially more restrictive, taken as a whole, to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) customary restrictions with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(v) customary restrictions contained in agreements entered into in the ordinary course of business of the types described in the definition of the term “Permitted Business Investments”; and

(2) with respect to clause (c) only,

(A) customary nonassignment provisions, including provisions forbidding subletting or sublicensing, in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

(B) any encumbrance or restriction under Liens permitted to be in effect without also securing the exchange notes as described under “—Limitation on Liens” that limit the right of the debtor to dispose of the Property subject to such Lien;

(C) any encumbrance or restriction with respect to Property at the time it is acquired by us or a Restricted Subsidiary, provided that such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition;

(D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary.

Limitation on Sales of Assets and Subsidiary Stock

(a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) we receive or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors or an officer with responsibility for such transaction), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by us or such Restricted Subsidiary is in the form of (a) cash or cash equivalents, (b) oil and natural gas properties, (c) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition and all or substantially all of whose assets consist of oil and natural gas properties or (d) capital assets to be used by us or any Restricted Subsidiary in the Oil and Gas Business; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by us (or such Restricted Subsidiary, as the case may be):

(A) to the extent we elect (or are required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to us or a Subsidiary of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to the extent we elect, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and/or (B), to make an offer to the Holders of the senior notes (and to holders of other Senior Indebtedness of the Company designated by us) to purchase senior notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness under clause (A) or (C) above (other than out of the proceeds of the asset disposition announced by the Company on March 12, 2007), we or such Restricted Subsidiary must permanently retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, we and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $15 million.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 120 days of receipt.

Notwithstanding the foregoing, the 75% limitation referred to in paragraph (a)(2) above will be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

The requirement of clause (a)(3)(B) above will be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by us or a Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

(b) If an Asset Disposition occurs that requires the purchase of Senior Notes (and other Senior Indebtedness of the Company) under clause (a)(3)(C) above, we will

(1) make such offer to purchase senior notes on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and

(2) purchase senior notes tendered under an offer by us for the senior notes (and such other Senior Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture.

If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, we will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the exchange notes will be denominations of $2,000 and any integral multiples of $1,000 thereof. We will not be required to make such an offer to purchase senior notes (and other Senior Indebtedness of the Company) under this covenant if the Net Available Cash available therefor is less than $15 million (which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

Limitation on Affiliate Transactions

(a) We will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms thereof are no less favorable to us or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10 million, the Company delivers an officer’s certificate to the Trustee certifying that such transaction or series of related transactions complies with the criteria set forth in clause (1); and

(3) if such Affiliate Transaction involves an amount in excess of $20 million, (a) the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company who are disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors, or (b) the Board of Directors has received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to us and our Restricted Subsidiaries or is not less favorable to us and our Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, and the sale to an Affiliate of the Company of Indebtedness (including Disqualified Stock) of the Company in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(2) transactions contemplated by any employment agreement or other compensation plan or arrangement existing on the Issue Date or thereafter entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(3) the payment of reasonable fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary;

(4) indemnities of officers and directors of the Company or any Restricted Subsidiary consistent with such Person’s charter, bylaws and applicable statutory provisions;

(5) the payment of reasonable compensation to officers of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Limitation on Restricted Payments”; and

(7) any transaction between or among us and a Restricted Subsidiary or joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; provided that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary, joint venture or similar entity is owned by an Affiliate of the Company (other than the Company or a Restricted Subsidiary).

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness, except for Permitted Liens, on or with respect to any Property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the exchange notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, are secured equally and ratably with such Indebtedness.

Merger and Consolidation

We will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(1)(A) the resulting, surviving or transferee Person (the “Successor Company”) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) the Successor Company (if not the Company) expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our obligations under the exchange notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(4) in the case of a conveyance, transfer or lease of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, such assets shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; and

(5) we have complied with certain additional conditions set forth in the Indenture, including the delivery to the Trustee of an officers’ certificate and Opinion of Counsel regarding compliance with the terms of the Indenture;

provided, however, that clause (3) will not be applicable to any such transaction solely between us and any Restricted Subsidiary.

The Successor Company will be the successor to us and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, except in the case of a lease, will be released from the obligation to pay the principal of and interest on the exchange notes.

We will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) is a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person expressly assumes, by executing a Guarantee Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(3) in the case of a conveyance, transfer or lease of all or substantially all the assets of a Subsidiary Guarantor, such assets shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; and

(4) we have complied with certain additional conditions contained in the Indenture.

The provisions above will not apply to any one or more transactions that constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” above.

Limitation on Line of Business

We will not engage in any business other than the Oil and Gas Business. However, this restriction will not prevent us from acquiring an entity that is primarily engaged in the Oil and Gas Business provided that the entity does not have either a “Significant Subsidiary,” as that term is defined in applicable SEC rules and regulations (Rule 1-02(w) of Regulation S-X), that is not in the Oil and Gas Business or an amount of assets or operations not used in the Oil and Gas Business such that, if such assets or operations were held in or conducted through a single subsidiary, would represent a “Significant Subsidiary” under such rules and regulations.

Future Subsidiary Guarantors

We will cause each Restricted Subsidiary that:

(a) incurs Indebtedness or issues Preferred Stock following the Issue Date; or

(b) has Indebtedness or Preferred Stock outstanding on the date on which such Restricted Subsidiary becomes a Restricted Subsidiary,

to execute and deliver to the Trustee a Subsidiary Guarantee at the time such Restricted Subsidiary Incurs such Indebtedness, issues such Preferred Stock or becomes a Restricted Subsidiary; provided, however, that such Restricted Subsidiary will not be required to deliver a supplemental indenture providing for a Subsidiary Guarantee if the aggregate amount of such Indebtedness or Preferred Stock, together with all other Indebtedness and Preferred Stock then outstanding among Restricted Subsidiaries that are not Subsidiary Guarantors, does not exceed $20 million.

Restricted and Unrestricted Subsidiaries

Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries will be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. We may designate a Subsidiary, including a newly formed or newly acquired Subsidiary, or any of our Restricted Subsidiaries as an Unrestricted Subsidiary if:

(a) such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

(b) such Subsidiary does not at such time have any Indebtedness or other obligations that, if in default, would permit any holder of any Indebtedness or other obligations of the Company or any Restricted Subsidiary to declare a default on such Indebtedness or obligations or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(c)(1) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary,

(2) the Subsidiary to be so designated has total assets of $1,000 or less, or

(3) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary will be deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of our direct and indirect ownership interest in such Subsidiary, and such Restricted Payment would be permitted to be made at the time of such designation under “—Limitation on Restricted Payments.”

Except as provided in the immediately preceding sentence, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by our Board of Directors or a committee thereof under a certified resolution delivered to the Trustee and will be effective as of the date specified in the applicable certified resolution, which will not be prior to the date such certified resolution is delivered to the Trustee.

We will not, and will not permit any Unrestricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis:

(a) we could Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph under “—Limitation on Indebtedness”; and

(b) no Default or Event of Default would occur or be continuing.

SEC Reports

Notwithstanding that we may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC (to the extent the SEC will accept such filing) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of Default and Remedies” until 90 days after the date any such report is so required to be filed.

In addition, we will furnish to the Holders of the senior notes and to prospective investors, upon the request of such Holders, any information required to be delivered under Rule 144A(d)(4) under the Securities Act so long as the senior notes are not freely transferable under the Securities Act.

Defaults

An Event of Default is defined in the Indenture as:

(1) a default in the payment of interest on the senior notes when due, continued for 30 days;

(2) a default in the payment of principal of any senior note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by us to comply with our obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) our failure to comply for 60 days after notice with any of our obligations in the covenants described above under “—Change of Control” (other than a failure to purchase senior notes) and under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase senior notes), “—Limitation on Affiliate Transactions,” “—Limitation on Liens,” “—Future Subsidiary Guarantors” or “—SEC Reports”;

(5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary (other than Production Payments and Reserve Sales and Non-recourse Purchase Money Indebtedness) is not paid within any applicable grace period after final maturity or the maturity of such Indebtedness is accelerated by the holders thereof because of a default (and such acceleration is not rescinded or annulled) and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the “cross-acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in an uninsured or unindemnified amount in excess of $10 million or its foreign currency equivalent at the time is rendered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived, bonded or stayed within 10 days after notice (the “judgment default provision”); or

(9) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms thereof) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the “guarantee default provision”).

However, a default under clauses (4), (5) and (9) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding senior notes notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing as it relates to the Floating Rate Notes or the Fixed Rate Notes, the Trustee or the Holders of at least 25% in principal amount of the outstanding Floating Rate Notes or Fixed Rate Notes, respectively, may declare the principal of and accrued but unpaid interest on all such notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the senior notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding senior notes as to which a notice of acceleration has been given may rescind any such acceleration with respect to such senior notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the senior notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a senior note may pursue any remedy with respect to the Indenture or the senior notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding senior notes of the same tenor as those of such Holder have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of such outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Floating Rate Notes and Fixed Rate Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with regard to the Floating Rate Notes and the Fixed Rate Notes, respectively. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the senior notes affected thereby notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any senior note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the senior notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default and whether or not the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended (including in connection with a tender or exchange offer), and any past default or compliance with any provisions may also be waived, with the consent of the Holders of a majority in outstanding principal amount of the senior notes affected by such amendment or waiver. However, without the consent of each Holder of an outstanding senior note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of senior notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any senior note;

(3) reduce the principal of or extend the Stated Maturity of any senior note;

(4) reduce the amount payable upon the redemption of any senior note or change the time at which any senior note may be redeemed as described under “—Optional Redemption” above;

(5) make any senior note payable in money other than that stated in the senior note;

(6) impair the right of any Holder of the senior notes to receive payment of principal of and interest on such Holder’s senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s senior notes;

(7) make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any senior note that would adversely affect the Noteholders; or

(9) make any change in any Subsidiary Guarantee that would adversely affect the Noteholders.

Without the consent of any Holder of the senior notes, we, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or the Subsidiary Guarantors under the Indenture;

(3) provide for uncertificated senior notes in addition to or in place of certificated senior notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the senior notes (including any Subsidiary Guarantee);

(5) secure the senior notes;

(6) add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the senior notes or surrender any right or power conferred upon us or any Subsidiary Guarantor;

(7) make any change that does not adversely affect the rights of any Holder of the senior notes; or

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9) to conform the text of the Indenture or the senior notes to any provision of this “Description of Exchange Notes” to the extent that such provision was intended to be a verbatim recitation of such text.

The consent of the Holders of the senior notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the senior notes affected thereby a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the senior notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The exchange notes will be issued in registered form and will be transferable only upon the surrender of the exchange notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our obligations under the exchange notes and the Indenture (“legal defeasance”) in regard to either or both of the Floating Rate Notes or the Fixed Rate Notes, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes.

In addition, at any time we may terminate our obligations in regard to either or both of the Floating Rate Notes or the Fixed Rate Notes under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries, the judgment default provision and the guarantee default provision described under “—Defaults” above and the limitations contained in clause (3) under the first paragraph of “—Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the exchange notes which have been defeased may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the exchange notes which have been defeased may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (9) under “—Defaults” above or because of our failure to comply with clause (3) under the first paragraph under “—Certain Covenants— Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to its Subsidiary Guarantee.

In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the exchange notes being defeased to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of such exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association will be the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the exchange notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of exchange notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the exchange notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) in the Oil and Gas Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of

(A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities, which reserves were not reflected in such year-end reserve report, that would, in the case of determinations made under clauses (A) and (B), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(D) reductions in the estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report that would, in the case of determinations made under clauses (C) and (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

provided, however, that, in the case of each of the determinations made under clauses (A) through (D), such increases and decreases will be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change that is an increase, then such increases and decreases in the discounted future net revenue will be confirmed in writing by an independent petroleum engineer;

(2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(4) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements (provided that the Company will not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(1) minority interests;

(2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, under participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “—Certain Covenants —Limitation on Restricted Payments,” “—Certain Covenants —Limitation on Affiliate Transactions” and “—Certain Covenants —Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” will also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner under the first sentence hereof.

“Applicable Premium” means, with respect to any exchange note on any redemption date, prior to April 15, 2008 in the case of the Floating Rate Notes, and prior to April 15, 2011 in the case of the Fixed Rate Notes, the greater of:

(1) 1.0% of the principal amount of such exchange note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at April 15, 2008 (with respect to any Floating Rate Note) or April 15, 2011 (with respect to any Fixed Rate Note) (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption—Optional Redemption of Floating Rate Notes” or “Optional Redemption—Optional Redemption of Fixed Rate Notes,” as applicable), plus (ii) all required interest payments due on such note through April 15, 2008 (with respect to any Floating Rate Note, assuming that the rate of interest on the Floating Rate Notes for the period from the redemption date through April 15, 2008 will be equal to the rate of interest on the Floating Rate Notes in effect on the date on which the applicable notice of redemption is given) or April 15, 2011 (with respect to any Fixed Rate Note) (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Yield as of such redemption date plus 50 basis points; over (b) the outstanding principal amount of such note plus accrued and unpaid interest, if any, to the redemption date.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Disposition:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(2) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” a disposition of all or substantially all the assets of the Company in compliance with “—Certain Covenants—Merger and Consolidation” or a disposition that constitutes a Change of Control under clause (3) of the definition thereof;

(3) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(4) the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business;

(5) the trade or exchange by the Company or any Restricted Subsidiary of any crude oil and natural gas property owned or held by the Company or such Restricted Subsidiary for (a) any crude oil and natural gas property owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange and all or substantially all of whose assets consist of crude oil and natural gas properties, in either case including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or an Officer of the Company with responsibility for such transaction) of the property (including any cash or cash equivalents) so traded or exchanged;

(6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business;

(7) any sale, lease or other disposition of any individual asset or series of related sales, leases or other dispositions where the cash proceeds and fair market value of non-cash proceeds do not exceed $1 million; or

(8) Production Payments and Reserve Sales in connection with the acquisition of any crude oil and natural gas property after the Issue Date; provided that any such Production Payment and Reserve Sale is created, incurred, issued or assumed in connection with the financing of, and within 90 days after the acquisition of, such oil and natural gas property.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented by such Sale/Leaseback Transaction will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or Texas.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of

(a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, to

(b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if we have or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2) if we have or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period we or any Restricted Subsidiary has made any Asset Disposition, then EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period we or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any person that becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into us or any Restricted Subsidiary since the beginning of such period) has made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment under clause (3) or (4) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement will only be taken into account for that portion of the period equal to the remaining term of such agreement).

The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, will be computed based on the average daily balance of such Indebtedness during the applicable period; provided, that such average daily balance will take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net costs (including amortization of fees and up-front payments) associated with Interest Rate Agreements that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such agreements, and Interest Rate Agreements for which the Company or any of its Restricted Subsidiaries has paid a premium;

(7) dividends paid (excluding dividends paid in shares of Capital Stock that is not Disqualified Stock) in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary;

(8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by a Lien on Property of, the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon);

(9) interest incurred in connection with Investments in discontinued operations;

(10) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B) the Company’s equity in a net loss of any such Person for such period will not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

(2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (3) below, the equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the amount of cash permitted to be distributed by such Restricted Subsidiary during such period to the

Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including any sale or disposition under any sale-and-leaseback arrangement) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4) extraordinary, non-recurring or unusual gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5) any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of the Company or any of its Restricted Subsidiaries;

(6) any impairment losses on oil and natural gas properties;

(7) the cumulative effect of a change in accounting principles; and

(8) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations.

Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there will be excluded from Consolidated Net Income any dividends, interest payments, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, interest payments, repayments or transfers increase the amount of Restricted Payments permitted under such covenant under clause (a)(3)(E) thereof.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all outstanding Capital Stock of the Company plus

(2) paid-in capital or capital surplus relating to such Capital Stock plus

(3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2007 by and among us and Bank of America, N.A. (or any successor thereto or replacement thereof), as administrative agent, letter of credit issuer and a bank, and the other lenders party thereto, as banks, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, refinanced or increased in whole or in part from time to time.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Debt to BOE Ratio” means, with respect to any date of determination, the ratio, as of the last day of the most recent fiscal quarter ending prior to such date of determination (a “Test Date”), of (A) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such Test Date to (B) the aggregate number of barrels of oil equivalent, using the ratio of one barrel of crude oil or condensate to 6 Mcf of natural gas (“BOE”), of estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, as estimated in the most recently prepared written report by a nationally recognized firm of independent petroleum engineers (the “Most Recent Reserve Report”) as increased by the following occurring on or prior to the Test Date:

(i) estimated proved crude oil and natural gas reserves acquired by the Company and its Restricted Subsidiaries since the date of the Most Recent Reserve Report; and

(ii) estimated crude oil and natural gas reserves attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves since the date of the Most Recent Reserve Report due to exploration, development or exploitation, production or other activities, which reserves were not reflected in the Most Recent Report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii), calculated in accordance with SEC guidelines (utilizing the prices utilized in the Most Recent Reserve Report), and decreased by the following occurring on or prior to the Test Date:

(iii) estimated proved crude oil and natural gas reserves produced or disposed of since the date of the Most Recent Reserve Report; and

(iv) reductions in the estimated oil and natural gas reserves attributable to downward determinations of estimates of proved oil and natural gas reserves since the date of the Most Recent Reserve Report due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the Most Recent Reserve Report or other factors which would, in accordance with standard industry practice, cause such determinations, in each of cases (iii) and (iv) calculated in accordance with SEC guidelines (utilizing the prices utilized in the Most Recent Reserve Report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless there is a 25% or greater change in BOE as a result of such acquisitions, dispositions or revisions from the amount of BOE calculated in the Most Recent Reserve Report, in which case the estimated proved crude oil and natural gas reserves for purposes of this definition shall be confirmed in writing by a nationally recognized firm of petroleum engineers (which may be the Company’s independent petroleum engineers who prepare the Company’s reserve reports).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

(1) matures or is mandatorily redeemable under a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is redeemable or repurchasable, in whole or in part, at the option of the holder thereof;

in each case on or prior to the first anniversary of the Stated Maturity of the exchange notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the exchange notes will not constitute Disqualified Stock if:

(x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation to the holders of such Capital Stock than the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control; and

(y) any such requirement only becomes operative after compliance with such corresponding terms applicable to the exchange notes, including the purchase of any exchange notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined under the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” means, with respect to any period, the Consolidated Net Income for such period:

(a) plus the sum of, to the extent reflected in the consolidated income statement of the Company and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication:

(1) Consolidated Interest Expense;

(2) income tax expense;

(3) depreciation, depletion and amortization expense (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) exploration expense; and

(5) all other non-cash charges including non-cash charges taken under FAS 133 (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring);

(b) less, to the extent included in the determination of such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in the determination of such Consolidated Net Income, the sum of:

(1) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(2) amounts recorded in accordance with GAAP as repayments of principal and interest under Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depletion, depreciation, amortization and exploration and other non-cash charges of, a Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only

(1) to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in the determination of Consolidated Net Income, and

(2) if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means:

(1) a primary offering of shares of common stock of the Company pursuant to an underwritten offering registered under the Securities Act, other than an offering with respect to such common stock or options, warrants or rights to acquire same, registered on Form S-4 or Form S-8; or

(2) a private offering of shares of common stock of the Company so long as (A) such sale (together with any related transactions) does not give rise to a Change of Control and (B) at the time of consummation of the sale pursuant to such offering, the Company’s common stock continues to be registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act,

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued under the Indenture in exchange for, and in an aggregate principal amount equal to, the outstanding notes, in compliance with the terms of the Registration Rights Agreement.

“Fair Market Value” means, with respect to any non-cash consideration or property transferred or received by any Person, the fair market value of such consideration or property as determined by the Board of Directors of the Company.

“FAS 123R” means Financial Accounting Standards Board Statement No. 123 (R), as amended, “Share Based Payment.”

“FAS 133” means Financial Accounting Standards Board Statement No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed under Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” will mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, by which a Subsidiary Guarantor or any other Person becomes subject to the applicable terms and conditions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a senior note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun will have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security will not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, but excluding any accrued dividends;

(6) any Preferred Stock of any Restricted Subsidiary;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any Property of such first-mentioned Person, whether or not such obligation is assumed by such first-mentioned Person, the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) any Guarantee by such Person of production or payment with respect to a Production Payment and Reserve Sale.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, assuming the occurrence on such date of the contingency giving rise to the obligation, of any contingent obligations outstanding at such date.

None of the following will constitute Indebtedness:

(A) obligations for indemnification or adjustment of purchase price or arising from guarantees securing any such obligations of ours or any of our Subsidiaries incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by us or any of our Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(B) any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(C) any liability for Federal, state, local or other taxes owed or owing by such Person;

(D) amounts due in the ordinary course of business to other royalty and working interest owners;

(E) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(F) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (i) the sale or discount of accounts receivable, (ii) trade acceptances and (iii) endorsements of instruments for deposit in the ordinary course of business;

(G) obligations in respect of performance bonds provided by us or any of our Subsidiaries in the ordinary course of business and refinancing thereof;

(H) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two Business Days of its incurrence;

(I) any obligations under workers’ compensation laws and similar legislation; and

(J) except as expressly provided in clause (10) above, obligations relating to Production Payments and Reserve Sales.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect us or any Restricted Subsidiary against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by us or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment will be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means April 23, 2007.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Moody’s” means Moody’s Investor’s Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal under a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries; minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and obligations under FAS 133 or FAS 123R;

in each case determined in accordance with GAAP.

“Non-recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Subsidiary Guarantor incurred in connection with the acquisition by the Company or such Subsidiary Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Subsidiary Guarantor in conducting its operations) with respect to which:

(1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired that secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Oil and Gas Business” means

(1) the acquisition, exploration, exploitation, development, operation or disposition of interests in, or obtaining production from, oil, natural gas or other hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties; or

(3) any activity that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses (1) and (2) of this definition.

“Oil and Gas Hedging Contract” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

“Oil and Gas Liens” means:

(1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

(2) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(4) Liens arising in connection with Production Payments and Reserve Sales; and

(5) Liens on pipelines or pipeline facilities that arise by operation of law.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Business Investment” means any investment or expenditure made in the ordinary course of, and of a nature that is or has become customary in, the Oil and Gas Business including investments or expenditures arising through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests; and

(2) Investments in the form of or under operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in any corporation, partnership, limited liability company or any other entity that is not a Restricted Subsidiary.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is the Oil and Gas Business;

(3) Temporary Cash Investments;

(4) receivables owing to us or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition as permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9) Permitted Business Investments;

(10) Investments made pursuant to Hedging Obligations of the Company and the Restricted Subsidiaries;

(11) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(12) any Person, not otherwise permitted to be made under clause (1) through (11), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date under this clause, does not exceed $20 million at any one time outstanding.

“Permitted Liens” means, with respect to any Person:

(1) Liens existing as of the Issue Date;

(2) Liens securing the senior notes, any Subsidiary Guarantee and other obligations arising under the Indenture;

(3) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;

(4) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;

(5) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));

(6) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(7) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $5 million;

(8) Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

(9) Liens securing Purchase Money Indebtedness or Capital Lease Obligations Incurred in accordance with the Indenture, provided that such Liens attach only to the property acquired (or, if such property is Capital Stock, to the assets of such person as well as such Capital Stock) with the proceeds of such Purchase Money Indebtedness or the property that is the subject of such Capital Lease Obligations;

(10) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (a) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness and (b) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

(11) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any Restricted Subsidiary so long as such deposit of funds is permitted by the provisions of the Indenture described under “—Limitation on Restricted Payments”;

(12) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

(13) Liens securing Obligations permitted to be Incurred under paragraph (b)(1) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(14) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (9), (10) and (13) above; provided, however, that (a) such new Lien must be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (I) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (II) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15) Liens in favor of the Company or a Restricted Subsidiary; and

(16) Liens securing any Indebtedness permitted to be Incurred under the covenant described under “Certain Covenants—Limitations on Indebtedness”; provided, that, at the time any such Lien is Incurred, the aggregate Indebtedness secured by all such Liens under this clause (16) does not exceed 10% of ACNTA.

Notwithstanding anything in this definition to the contrary, the term “Permitted Liens” will not include Liens resulting from the creation, incurrence, issuance or assumption of any Production Payments and Reserve Sales other than:

(1) any such Liens existing as of the Issue Date;

(2) Production Payments and Reserve Sales in connection with the acquisition of any Property after the Issue Date; provided that any such Lien created in connection therewith is created, incurred, issued or assumed in connection with the financing of, and within 90 days after the acquisition of, such Property; and

(3) Production Payments and Reserve Sales other than those described in clauses (1) and (2), to the extent such Production Payments and Reserve Sales constitute Asset Dispositions made pursuant to and in compliance with the provisions described under “—Limitation on Sales of Assets and Subsidiary Stock”;

provided, however, that, in the case of the immediately foregoing clauses (1), (2) and (3), any Lien created in connection with any such Production Payments and Reserve Sales must be limited to the Property that is the subject of such Production Payments and Reserve Sales.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that ranks prior, as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

The term “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note that is due or overdue or is to become due at the relevant time.

“Production Payments and Reserve Sales” means the grant or transfer by us or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or production payment (whether volumetric or dollar denominated) in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business.

“Property” means, for any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first-mentioned Person).

“Purchase Money Indebtedness” means any Indebtedness Incurred in connection with the acquisition, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock or other equity interests of any Person owning such property or assets, or otherwise.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is Non-recourse Purchase Money Indebtedness, such Refinancing Indebtedness satisfies clauses (1) and (2) of the definition of “Non-recourse Purchase Money Indebtedness”;

provided further, however, that Refinancing Indebtedness will not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated as of the Issue Date among the Company and the Initial Purchasers and any similar agreement entered into in connection with the issuance of Additional Notes.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to us or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Company, Inc., and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby we or a Restricted Subsidiary transfers such property to a Person and we or a Restricted Subsidiary lease it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or of any Subsidiary secured by a Lien.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating such Person to the extent post-filing interest is allowed in such proceeding, in respect of Indebtedness described in clause (1) above;

unless, with respect to obligations described in the immediately preceding clause (1) or (2), in the instrument creating or evidencing the same or under which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the senior notes or the applicable Subsidiary Guarantee; provided, however, that Senior Indebtedness will not include:

(1) any Obligation of such Person to any Subsidiary of such Person;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities;

(4) any Indebtedness or other Obligation of such Person, and any accrued and unpaid interest in respect thereof, that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) Subordinated Obligations;

(6) that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of the Indenture (other than, in the case of the Company or any Subsidiary Guarantor that Guarantees or is an obligor under any Credit Facility, Indebtedness under any Credit Facility that is Incurred on the basis of a representation by the Company or the applicable Subsidiary Guarantor to the applicable lenders that such Person is permitted to Incur such Indebtedness under the Indenture); or

(7) any Disqualified Stock or obligations with respect to any Capital Stock.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security or obligation, the date specified in such security or obligation as the fixed date on which the final payment of principal of such security or payment on such obligation is due and payable, including under any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company or any Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter Incurred, that is subordinate or junior in right of payment to, in the case of the Company, the exchange notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee under a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter Guarantees the exchange notes under the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guarantee in accordance with the terms of the Indenture. Initially, the Subsidiary Guarantors will be EPL Pipeline, L.L.C. (Delaware), EPL of Louisiana, L.L.C. (Louisiana), Delaware EPL of Texas, LLC (Delaware), and Pioneer Houston, Inc. (Texas).

“Temporary Cash Investments” means any of the following:

(1) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof;

(2) Investments in (a) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America or any state thereof or the District of Columbia that is a member of the Federal Reserve System and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by Moody’s or S&P or (b) any money-market fund having assets in excess of $500 million all of which consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) hereof;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) Investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary in the manner and subject to the conditions described under “—Certain Covenants—Restricted and Unrestricted Subsidiaries.”

“Treasury Yield” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from the redemption date to April 15, 2008 (in the case of Floating Rate Notes) or April 15, 2011 (in the case of Fixed Rate Notes); provided, however, that if the period from the redemption date to April 15, 2008 (in the case of Floating Rate Notes) or April 15, 2011 (in the case of Fixed Rate Notes) is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligations” means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the issuer’s option.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $1,000 (“Global Notes”). Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. Please read “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

We provide the following description of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, under procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with any transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of senior notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global senior notes for legended senior notes in certificated form, and to distribute such senior notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of beneficial ownership interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary within 90 days of such notice or (b) at any time has ceased to be a clearing agency registered under the Exchange Act;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the senior notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate, in the form provided in the Indenture, to the effect that such transfer will comply with any transfer restrictions applicable to such senior notes.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registered Exchange Offer; Registration Rights

We have agreed under the Registration Rights Agreement that we will, subject to certain exceptions,

(1) within 120 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the Notes for new notes of the Company (the “Exchange Notes”) having terms substantially identical in all material respects to the outstanding notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

(2) use our commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for surrender of the Notes; and

(4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the Notes.

For each outstanding note tendered to us under the Registered Exchange Offer, we will issue to the Holder of such Note an Exchange Note having a principal amount equal to that of the surrendered outstanding note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue.

Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such

Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the outstanding notes for exchange notes and the ownership and disposition of the exchange notes to holders in this exchange offer, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes.

This discussion does not address all of the United States federal income tax consequences that may be relevant either to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, financial institutions, regulated investment companies, real estate investment trusts, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities that elect to mark to market, United States persons whose functional currency is not the United States dollar, tax-exempt organizations, partnerships and other pass-through entities and investors in such partnerships or other entities, and persons holding the outstanding notes or exchange notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. The discussion deals only with outstanding notes and exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.

If a partnership or other entity treated for United States federal income tax purposes as a partnership holds the outstanding notes or exchange notes, the tax treatment of a partner thereof generally will depend on the United States federal income status of the partner and the activities of the partnership. Each partner of a partnership holding outstanding notes or exchange notes should consult its independent tax advisor as to the tax consequences of the partnership owning and disposing of the outstanding notes and exchange notes.

As used herein, “United States Holder” means a beneficial owner of the outstanding notes or exchange notes that is for United States federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

A non-United States Holder is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a United States Holder.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer or the ownership or disposition of the exchange notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OF THE OUTSTANDING NOTES AND OWNING AND DISPOSING OF THE

EXCHANGE NOTES IN THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING ALTERNATE MINIMUM AND GIFT AND ESTATE TAX LAWS.

In certain circumstances, we are obligated to pay holders amounts in excess of stated interest or principal on the outstanding notes and exchange notes such as upon a change in control or upon a registration default. Under applicable Treasury regulations, the possibility of such excess amounts being paid will not cause the outstanding notes or exchange notes to be treated as contingent payment debt instruments if there is only a “remote” chance that these contingencies will occur or if such contingencies are considered to be “incidental.” Although the matter is not free from doubt, we intend to take the position that these contingencies are remote and/or incidental and, therefore, should not cause the exchange notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless it explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this determination, it could adversely affect the amount, timing and character of the income that a holder must recognize (including, for example, by treating gain recognized by holders upon a disposition of a note as ordinary interest income). This discussion assumes that the outstanding notes and exchange notes will not be treated as contingent payment debt instruments.

Exchange Offer

The exchange of an outstanding note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note. A holder’s holding period for an exchange note will include the holding period for the outstanding note and the initial basis in an exchange note will be the same as the adjusted basis in the outstanding note at the time of the exchange.

United States Holders

Interest

Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Amortizable Bond Premium

A United States Holder who purchased an outstanding note for an amount in excess of its principal amount will be considered to have purchased the outstanding note at a premium. A United States Holder may elect to amortize the premium over the remaining term of such exchange note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from such exchange note. A United States Holder who elects to amortize the premium on an outstanding note must reduce its tax basis in the outstanding note (accordingly, the exchange note) by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS. Bond premium on a outstanding note held by a United States Holder who does not make such an election will decrease the capital gain or increase the capital loss otherwise recognized on the disposition of the exchange note.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the market discount rules described below, a United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted basis in an exchange note generally will be the United States Holder’s cost of such exchange note increased by any market discount previously included in income with respect to the note and decreased by the amount of any previously amortized bond premium on the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Long-term capital gains of certain non-corporate United States Holders currently are eligible for reduced rates of taxation through December 31, 2010. The deductibility of any capital loss is subject to limitations.

Market Discount

Under the market discount rules of the Code, a United States Holder who purchased an outstanding note at a market discount will generally be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the exchange note received in exchange therefor as ordinary income to the extent of the accrued market discount (during the periods in which the holder held the outstanding note and exchange note) that has not been previously included in income. Market discount is generally defined as the amount by which a United States Holder’s purchase price for a note is less than the note’s stated redemption price at maturity (generally, the note’s principal amount) on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the note unless a United States Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis. A United States Holder of an outstanding note with market discount may be required to defer part or all of its interest deductions with respect to any debt incurred or continues to purchase or carry such note (unless the United States Holder elects to include market discount in income on a current basis, as described below). A United States Holder of a note may elect to report market discount as ordinary income as it accrues on either a ratable or a constant yield basis. If a United States Holder makes this election, the rules regarding the treatment of gain upon the disposition of the note and upon the receipt of certain cash payments as ordinary income and regarding the deferral of interest deductions will not apply. Currently, if the foregoing election is made by a United States Holder, the election will apply to all market discount obligations acquired by such holder during or after the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on the exchange notes to United States Holders and the receipt of proceeds from the sale or other disposition (including a redemption) of exchange notes by United States Holders. A United States Holder may be subject to a United States backup withholding tax (currently at a rate of 28%) upon the receipt of interest and principal payments on the exchange notes or upon the receipt of proceeds from the sale or other disposition (including a redemption) of such exchange notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their independent tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their

United States federal income tax liability or may claim a refund provided they timely provide certain information to the IRS.

Non-United States Holders

Interest Payments That Are Not United States Trade or Business Income

Subject to the discussions of backup withholding below, interest paid to a non-United States Holder that is not effectively connected with the non-United States Holder’s conduct of a United States trade or business will not be subject to United States federal withholding tax, provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock in us;

•	such holder is not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

•

such holder is not a bank that received such exchange notes (or the outstanding notes exchanged therefor) on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its exchange notes through a “qualified intermediary” and certain conditions are satisfied.

If the above conditions are not met, a non-United States Holder will be subject to United States federal withholding tax at a rate of 30% unless such holder is entitled to a reduction in, or exemption from, withholding tax on such interest under an applicable tax treaty. To claim a reduction or exemption under a tax treaty, complete IRS Form W-8BEN and claim the reduction or exemption on the form.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

Prospective investors should consult their independent tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Exchange notes

Subject to the discussion of “—United States Trade or Business” below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note unless such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case a non-United States Holder will be subject to a flat 30% United States federal income tax on any gain recognized, which may be offset by certain United States-source losses.

United States Trade or Business

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business (and, if an income tax treaty applies, is attributable to a

United States “permanent establishment” of such non-United States Holder), the non-United States Holder generally will be subject to United States federal income tax on the interest or gain on a net income basis in the same manner as if it were a United States Holder. Any such income will not be subject to the 30% withholding tax described above (assuming, in case of interest, an appropriate certification is provided, such as IRS Form W-BECI or IRS Form W-8BEN). A non-United States Holder that is a corporation also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to each non-United States Holder the amount of interest paid to such non-United States Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States Holder resides, is domiciled or is a citizen under the provisions of an applicable income tax treaty. Backup withholding generally will not apply to payments of interest made by us or our paying agent on a note to a non-United States Holder if the non-United States Holder has provided the required certification that it is not a United States person.

Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale or other disposition (including a redemption) of exchange notes made within the United States or conducted through certain United States-related financial intermediaries, unless the non-United States Holder certifies under penalties of perjury that it is not a United States person or the non-United States Holder otherwise establishes an exemption.

Non-United States Holders should consult their independent tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund provided they timely provide certain information to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [            ], 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incidental to the exchange offer, including certain fees and expenses of one counsel for the holders of senior notes, other than commissions and concessions of any broker or dealer. We also have agreed that we will indemnify holders of the senior notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the exchange notes offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the exchange guarantee of EPL Pioneer Houston, Inc. will be passed upon for us by John H. Peper, General Counsel to the Company. Certain legal matters with respect to the exchange guarantee of EPL of Louisiana, L.L.C. will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère and Denègre L.L.P., New Orleans, Louisiana.

EXPERTS

The consolidated financial statements and schedule of Energy Partners, Ltd. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this prospectus by reference to Energy Partners, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The audit reports covering the December 31, 2006 consolidated financial statements refer to a change in method of accounting for Share-Based Payments.

The estimated reserve data of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent petroleum engineering consultants, incorporated by reference in this prospectus have been incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

Until             , 2007, all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 20.	Indemnification of Directors and Officers.

The discussion below summarizes the material indemnification provisions of EPL’s certificate of incorporation and bylaws and Section 145 of the Delaware General Corporation Law.

EPL’s certificate of incorporation provides that EPL must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any threatened, pending or contemplated action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such action, suit or proceeding by reason of fact that he is or was one of EPL’s directors or officers or by reason of the fact that such director or officer, at EPL’s request, is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of an enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of EPL’s certificate of incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

Additionally, EPL’s certificate of incorporation and bylaws provide for mandatory indemnification of EPL’s officers and directors to at least the extent specifically allowed by Section 145 of the DGCL. However, under EPL certificate of incorporation, except for proceedings to enforce right to indemnification, EPL is not required to indemnify anyone (including his heirs, executors or representatives) in connection with any action, suit or proceeding initiated by such person unless it was authorized by or consented to the EPL’s board. EPL’s bylaws follow the language of Section 145 of the DGCL; however, the advancement of expenses by EPL does not extend to administrative or investigative actions, suits and proceedings.

Pursuant to Section 145 of the DGCL, EPL generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, EPL’s best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both costs actions in such person’s official capacity and as to action in another capacity while holding such office. EPL also has the power to purchase and maintain insurance for such directors and officers.

On September 13, 2006, EPL entered into indemnity agreements (each an “Indemnity Agreement”) with each of its directors, officers and one other employee. The Indemnity Agreements provide such individuals with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of the corporation, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status. The foregoing description of the Indemnity Agreements is qualified in its entirety by reference to the form of Indemnity Agreement, which is filed as Exhibit 10.16.

Item 21.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index on page II-9 of this registration statement, which index is incorporated herein by reference.

Item 22.	Undertakings.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 25, 2007.

ENERGY PARTNERS, LTD.

By:	*
Richard A. Bachmann Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard A. Bachmann	Chairman and Chief Executive Officer (Principal Executive Officer)	September 25, 2007

/s/ JOSEPH T. LEARY Joseph T. Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2007

* Dina M. Bracci Riviere	Controller (Principal Accounting Officer)	September 25, 2007

* John C. Bumgarner, Jr.	Director	September 25, 2007

* Jerry D. Carlisle	Director	September 25, 2007

* Harold D. Carter	Director	September 25, 2007

* Enoch L. Dawkins	Director	September 25, 2007

* Dr. Norman C. Francis	Director	September 25, 2007

* Robert D. Gershen	Director	September 25, 2007

* Phillip A. Gobe	President, Chief Operating Officer and Director	September 25, 2007

* William R. Herrin Jr.	Director	September 25, 2007

Signature	Title	Date

* William O. Hiltz	Director	September 25, 2007

* John G. Phillips	Director	September 25, 2007

*By:	/s/ JOHN H. PEPER	September 25, 2007
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 25, 2007.

DELAWARE EPL OF TEXAS, LLC

By:	*
Jay A. Lehman President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jay A. Lehman	President and Secretary (Principal Executive, Financial and Accounting Officer)	September 25, 2007

*By:	/s/ JOHN H. PEPER	September 25, 2007
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 25, 2007.

EPL OF LOUISIANA, L.L.C.

By:	*
Richard A. Bachmann Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard A. Bachmann	Chief Executive Officer (Principal Executive Officer)	September 25, 2007

/s/ JOSEPH T. LEARY Joseph T. Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2007

* Dina M. Bracci Riviere	Controller (Principal Accounting Officer)	September 25, 2007

*BY:	/s/ JOHN H. PEPER	September 25, 2007
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 25, 2007.

EPL PIONEER HOUSTON, INC.

By:	*
Richard A. Bachmann Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard A. Bachmann	Chief Executive Officer (Principal Executive Officer)	September 25, 2007

/s/ JOSEPH T. LEARY Joseph T. Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2007

* Dina M. Bracci Riviere	Controller (Principal Accounting Officer)	September 25, 2007

*By:	/s/ JOHN H. PEPER	September 25, 2007
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 25, 2007.

EPL PIPELINE, L.L.C.

By:	*
Richard A. Bachmann Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard A. Bachmann	Chief Executive Officer (Principal Executive Officer)	September 25, 2007

/s/ JOSEPH T. LEARY Joseph T. Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2007

* Dina M. Bracci Riviere	Controller (Principal Accounting Officer)	September 25, 2007

*By:	/s/ JOHN H. PEPER	September 25, 2007
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Indenture, dated as of April 23, 2007, among Energy Partners, Ltd., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Energy Partners, Ltd.’s Form 8-K filed April 26, 2007).

4.2	Registration Rights Agreement, dated April 23, 2007, among Energy Partners, Ltd., the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.1 to Energy Partners, Ltd.’s Form 8-K filed April 26, 2007).

5.1	Opinion of Cahill Gordon & Reindel LLP regarding the legality of certain exchange guarantees being registered.

5.2	Opinion of John H. Peper, General Counsel to the Company, New Orleans, Louisiana regarding the legality of certain exchange guarantees being registered.*

5.3	Opinion of Jones, Walker, Waechter, Poitevent, Carrère and Denègre L.L.P. regarding the legality of certain exchange guarantees being registered.*

10.16	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to EPL’s Form 8-K filed on September 14, 2006).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of KPMG LLP.

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).

23.3	Consent of John H. Peper, General Counsel to the Company (included in Exhibit 5.2).

23.4	Consent of Netherland, Sewell & Associates, Inc.

23.5	Consent of Ryder Scott Company, L.P.

23.6	Consent of Jones, Walker, Waechter, Poitevent, Carrère and Denègre L.L.P. (included in Exhibit 5.3).

24.1	Powers of Attorney authorizing execution of Registration Statement on Form S-4 on behalf of certain officers and directors of Energy Partners, Ltd. (included on the signature pages to this registration statement).*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association as Trustee under the Indenture.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

*	Previously filed.